EXHIBIT A

MINUTES OF
SPECIAL MEETING OF SHAREHOLDERS OF
HEALTH OUTCOMES MANAGEMENT, INC.

   A special meeting of the shareholders of Heath Outcomes Management, Inc. (the "Company") was held at _______________________________________________________ on ______________, ________________, 200_, at __________, Minneapolis time, pursuant to written notice given to each holder of the Company's common stock of record as at the close of business on ___________, 2001. Peter J. Zugschwert, President and Chief Executive Officer, called the meeting to order at approximately ______ and presided over the meeting. ________________ was Acting Secretary of the meeting.

   Mr. Zugschwert called on the Acting Secretary to present proof of due calling of the meeting. __________________ then presented to the meeting an Affidavit subscribing to the fact that on ____________________, 2001, the Company caused to be mailed to each of the holders of the Common Stock of record as of the close of business on ______________, 2001, the following:

  Notice of Special Meeting of Shareholders dated _________________;

  Proxy Statement dated _________________;

  Form of Proxy;

  Return Envelope; and

  Annual Report containing audited financial statements of the Company for the year ended __________________, _____;

all of which were mailed as first-class matter, postage prepaid. __________________ further advised that there was available for inspection by the shareholders an alphabetical listing of all holders of the Common Stock of record of the Company as at the close of business on ___________, 2001. _______________ thereupon certified that the special meeting of shareholders of the Company had been duly called pursuant to all statutory, charter and bylaw requirements in connection therewith and in accordance with the direction of the Board of Directors of the Company.

   __________________ then requested the Acting Secretary to report with respect to the number of shares represented at the meeting in person or by proxy and to make a presentation of the proxies. __________________ reported that as of ________________, 2001, the record date for determining those shareholders entitled to notice of and to vote at the special meeting, there were ______________ shares of Common Stock of the Company issued and outstanding. There were in attendance at the meeting in person or by proxy holders of Common Stock or their proxies representing ownership of a total of _______________ shares of Common stock, which is equivalent to approximately ______ percent of the total number of issued and outstanding shares of Common Stock of the Company. Mr. Zugschwert thereupon declared that because the number of shareholders present either in person or represented by proxies at this Special Meeting hold in excess of one-half of the issued and outstanding stock of the Company, a quorum was present and that the Special Meeting was duly and validly convened.

   Mr. Zugschwert advised that the only item of business set forth in the Proxy Statement pertained to the approval and ratification of the Asset Purchase Agreement by and between Quality Business Solutions, Inc. and the Company dated October 30, 2001 (the "Agreement"). Mr. Zugschwert stated that the management of the Company supported the approval and ratification of the Agreement.

   Mr. Zugschwert received the report of the Inspector of Elections from ___________________, representing __________________ as Inspector of Elections, that the tally of votes is stated as follows:

          The following votes were cast at the meeting for the Approval and Ratification of the Agreement:

	FOR	AGAINST
Approval and Ratification of Agreement

          The total number of "set asides" (votes not counted due to defect) were            shares.

   Mr. Zugschwert reported that the number of votes necessary for the Approval and Ratification of the Agreement by the Shareholders had been received.

   Upon motion duly made and seconded, the meeting was adjourned at                  .

Acting Secretary

ATTEST:

Peter J. Zugschwert
President and Chief Executive Officer